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EXHIBIT 3.2


SECTION 6.  STOCK CERTIFICATES; UNCERTIFICATED SHARES.


         (a) GENERAL PROVISIONS. Unless the Board of Directors shall by resolution provide that some or all of any series or class of shares of capital stock shall be uncertificated shares, a certificate or certificates for shares of the capital stock of the corporation shall be issued to each stockholder when any such shares are fully paid, and the board of directors may authorize the issuance of certificates or shares as partly paid provided that such certificates shall state the amount of the consideration to be paid therefor and the amount paid thereon. Any resolution providing for uncertificated shares of capital stock shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation. All certificates shall be signed in the name of the corporation by the president or vice president and by the treasurer or an assistant treasurer or the secretary or any assistant secretary, certifying the number of shares and the class or series of shares owned by the stockholder. Any or all of the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue. No new certificate for shares shall be issued in place of any certificate theretofore issued unless the latter is surrendered and canceled at the same time; provided, however, that a new certificate may be issued without the surrender and cancellation of the old certificate if the certificate thereto fore issued is alleged to have been lost, stolen or destroyed.


         (b) STATEMENT OF RIGHTS. When the corporation is authorized to issue shares of more than one class or more than one series of any class:


                  (i) WITH REGARD TO CERTIFICATED SHARES OF STOCK. There shall be set forth upon the face or back of the certificate, or the certificate shall have a statement that the corporation will furnish to any stockholders upon request and without charge, a full or summary statement of the designations, preferences and relatives, participating, optional or other special rights of the various classes of stock or series thereof and the qualifications, limitations or restrictions of such rights (the "Statement of Rights"), and, if the corporation shall be authorized to issue only special stock, such certificate must set forth in full or summarize the Statement of Rights of the holders of such stock.


                  (ii) WITH REGARD TO UNCERTIFICATED SHARES OF STOCK. The Summary of Rights shall be set forth in full or summarized on a written notice containing the information required by Section 78.235 of the Nevada General Corporation Law and shall be sent to the registered owner of the uncertificated shares within a reasonable time after the issuance or transfer of any uncertificated shares as required by Section 78.235(5) of the Nevada General Corporation Law.


         (c) LOST CERTIFICATES. In case of any such allegedly lost, stolen or destroyed certificate, the corporation may require the owner thereof or the legal representative of such owner to give the corporation a bond (or other adequate security) sufficient to indemnify it against any claim that may be made against it (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.